Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

8/31/2016

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 30, 2016, to the Board of Directors of Tesla Motors, Inc. (the “Company”) as Annex C to, and the references thereto under the captions “Summary—Opinion of Tesla’s Financial Advisor”, “The Merger—Tesla’s Reasons for the Merger and Tesla Share Issuance; Recommendation of the Tesla Board of Directors” and “The Merger—Opinion of Tesla’s Financial Advisor” in, the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission on August 31, 2016 (the “Registration Statement”) and relating to the proposed merger involving the Company and SolarCity Corporation. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stuart Francis

J. Stuart Francis
Senior Managing Director